VISION SYSTEMS UNVEILS ITS SPD-SMARTGLASS DIMMABLE WINDOW SOLUTIONS FOR THE CRUISE INDUSTRY – IMPROVING THE PASSENGER EXPERIENCE ONBOARD CRUISE SHIPS

Miami, Florida – June 20, 2019 – Passengers on cruise ships marvel at the magnificent views, but can be uncomfortable with too much sunlight, glare and heat. This week at the Cruise Ship Interiors Expo, cruise line executives, interior designers, outfitting experts, certified suppliers, and a busy flow of other visitors are experiencing the ultimate solution. For the first time, Vision Systems, a licensee of Research Frontiers (Nasdaq: REFR), is showcasing a variety of SPD-SmartGlass products designed for the cruise industry to dramatically improve the cruise ship passenger experience. The dream of taking a cruise just got dreamier.

One core benefit of these products is the remarkable control passengers and crew are given over unwanted environmental elements. At the touch of a button, the transparency level of windows, partitions, roofs, and other surfaces can be instantly and precisely changed, enabling unprecedented management of light, glare and heat entering the interior. Passengers and crew “tune” the amount of light coming into cruise ships to preserve and enhance views, reduce uncomfortable glare and heat, and provide for a superior wellness atmosphere. This environmental control system can also be automated, and the products are in the darkest, maximum heat-blocking state when not in use – resulting in a reduction of air conditioning consumption for cruise ship operators, and a cooler ship interior for passengers.

Research Frontiers Licensee and Strategic Investor Gauzy Joins Vision Systems

One of the products being demonstrated at the show is a solution that includes both SPD-Smart dimmable film as well as PDLC privacy film. This gives passengers the ability to select 100% privacy under any lighting conditions, while at the same time being able to independently tune the tint of the glass. Research Frontiers licensee Gauzy participated with Vision Systems – Gauzy film was used in this solution. Gauzy as well as Research Frontiers joined Vision Systems at their Expo booth, and were pleased with the steady crowd of visitors experiencing these innovative solutions for the cruise ship industry.

Vision Systems Multizone Dimmable Window with Integrated Transparent Information Panel

Vision Systems is featuring many of their SPD-SmartGlass solutions including a curved dimmable solution. Another key solution, as described by Vision Systems, “is a multizone dimmable window with an integrated transparent information panel based on electroluminescent technology. This elegant digital shade provides opacity control of a chosen zone of the window, and gives real time information to the passengers for a greater comfort and traveling experience. The sleek design of the solution conveys a modern high-end image allowing for brand differentiation.”

Research Frontiers licensee Vision Systems multizone dimmable window with integrated transparent information panel. Courtesy of Vision Systems.

For more information about Vision Systems’ SPD-SmartGlass solutions at the show and the benefits offered to passengers and cruise ship operators, we invite you to read Vision Systems’ press release.

Many cruise ship windows use traditional window shades, and are also highly tinted in an attempt to reduce the amount of time the shades must be down due to excessive light, glare or solar heat. While this reduces somewhat the time the shades have to be down, it remains ineffective for many lighting conditions. Even when the shade is up, the tint of the window limits the passengers’ views outside the ship during dusk, nighttime and pre-sunrise hours. Vision Systems’ SPD-SmartGlass solutions eliminates this problem with its ability to be in an optically clear state whenever desired.

Also, a key feature of the passenger experience onboard cruise ships is experiencing the magnificent views. With windows using shades, views are blocked at all times sunlight, glare or heat are uncomfortable. SPD-SmartGlass is the solution, by enabling passengers to instantly select a tint level that allows them to continue to enjoy views yet remain extremely comfortable, even in direct sun.

About Research Frontiers Inc.

Research Frontiers (Nasdaq: REFR) is a publicly traded technology company and the developer of patented SPD-Smart light-control film technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic products, either manually or automatically. Research Frontiers has licensed its smart glass technology to over 40 companies that include well known chemical, material science and glass companies. Products using Research Frontiers’ smart glass technology are being used in tens of thousands of cars, aircraft, yachts, trains, homes, offices, museums and other buildings. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, LinkedIn and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. “SPD-Smart” and “SPD-SmartGlass” are trademark of Research Frontiers Inc.

For further information, please contact:

Joseph M. Harary

President and CEO

Research Frontiers Inc.

+1-516-364-1902

Info@SmartGlass.com